                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                COMMISSION FILE NUMBER:  0-16029

                                  PRONET INC.
          (by Metrocall, Inc., as successor by merger to ProNet Inc.)
                           (Exact name of registrant)


                             6677 RICHMOND HIGHWAY
                           ARLINGTON, VIRGINIA 22306
                                 (703) 660-6677
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               PRONET INC. COMMON STOCK, $.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)      [ ]
       Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                [ ]
       Rule 12h-3(b)(1)(i)       [ ]

Approximate number of holders of record as of the certification or notice date:
0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Metrocall, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     METROCALL, INC.
                                     (successor by merger to ProNet Inc.)

                                     By:   /s/ Vincent D. Kelly
                                         ----------------------
                                             Vincent D. Kelly
Date:  January 16, 1998                      Executive Vice President and
                                             Chief Financial Officer





                                       2